Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Disclosure of Portfolio Holdings—Release of Portfolio Holdings to Fund Service Providers and Other Third Parties” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement (Form N-1A) of Artisan Partners Funds, Inc. to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 77 to the Registration Statement under the Securities Act of 1933 (File No. 33-88316) and in this Amendment No. 79 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8932).

                                         /s/ Ernst & Young LLP

Minneapolis, Minnesota

February 27, 2014